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                                                                    EXHIBIT 16.1


                                                                 [ANDERSEN LOGO]



Mr. John Morelli                                      ARTHUR ANDERSEN LLP
Chief Financial Officer
Firearms Training Systems, Inc.                       Suite 2500
7340 McGinnis Ferry Road                              133 Peachtree Street NE
Suwanee, GA  30024                                    Atlanta, GA  30303-1816

                                                      Tel 404 658 1776

                                                      www.andersen.com


April 12, 2002

Dear Mr. Morelli:

We have read the four paragraphs of Item 4 [Note 1] included in the Form 8-K dated April 18, 2002 of Firearms Training Systems, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP